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                                                                  Exhibit (d)(2)

                            CONFIDENTIALITY AGREEMENT



                                                January 15, 2002



Forrester Research, Inc.

400 Technology Square

Cambridge, MA

Ladies and Gentlemen:

            In connection with evaluating a possible transaction (the "Transaction") involving Giga Information Group, Inc. ("GIGA") and Forrester Research, Inc. ("Buyer"), each such entity has requested certain information concerning the other. This letter will confirm the mutual agreement and understanding between GIGA and Buyer, regarding such information and certain other matters, as follows:

            1. Each party in its capacity as the recipient of Information (as defined below) from the other party or the other party's Representatives (as defined below) is referred to herein as a "Receiving Party," and each party in its capacity as the party providing Information (either directly or through its Representatives) concerning it or its affiliates is referred to herein as a "Disclosing Party." The term "Information" shall mean all information (whether written, visual, electronic, oral or transferred by any other means) concerning or relating to the Disclosing Party or its affiliates or their respective businesses that is furnished to the Receiving Party or its Representatives, together with all compilations, forecasts, studies, reproductions, databases or analyses by whomsoever made that contain or otherwise reflect or are generated from such information. A party's directors, officers, partners, employees, affiliates, agents, lenders, accountants, investment bankers, attorneys and such other persons acting for or on behalf of such party or with whom such party and its agents have a bona fide need to consult in connection with the Transaction are collectively referred to herein as its "Representatives."

            2. Each Receiving Party will not, and will cause its Representatives not to (except as required by applicable law, regulation, court or administrative order or other legal process or by the rules or regulations of any applicable self-regulatory organization, including, without limitation, the Nasdaq Stock Market, and only after compliance with Paragraph 4 hereof), directly or indirectly, without the prior written consent of the Disclosing Party, (a) use any Information for any purpose other than in connection with evaluating, or negotiating the terms and conditions of, the Transaction; or (b) distribute, disclose, or disseminate any Information, or disclose the existence or
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content of any investigations, discussions or negotiations that are taking or have taken place concerning the Transaction, or any term, condition or other fact relating to the Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof, to any person; provided, however, that the Receiving Party may reveal the foregoing to its Representatives who: (i) have a bona fide need to know such information for purposes of evaluating or facilitating, or advising the Receiving Party with respect to, the Transaction; and (ii) have been advised of the confidential nature of such information and have agreed to be bound by the terms hereof. Notwithstanding anything herein to the contrary, the obligations of non-use and confidentiality hereunder shall not apply to information that: (A) is or becomes publicly available other than as a result of disclosure by the Receiving Party or its Representatives; (B) becomes available to the Receiving Party on a nonconfidential basis from a party, other than the Disclosing Party or its Representatives, without breach of such party's legal, contractual or fiduciary obligations that are known to the Receiving Party following due inquiry; or (C) is independently developed by the Receiving Party or its Representatives or was otherwise within their possession (without breach of their legal, contractual or fiduciary obligations), prior to such information being furnished to the Receiving Party or its Representatives by the Disclosing Party or the Disclosing Party's Representatives. As used herein, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual or group of individuals.

            3. If either party determines not to proceed with the Transaction, it will promptly inform the other party of such decision and in that case and at any time upon the request of the Disclosing Party, the Receiving Party will return or destroy, as directed by the Disclosing Party, all tangible Information furnished by the Disclosing Party in its possession or in the possession of its Representatives (and all copies thereof) that was furnished by the Disclosing Party or the Disclosing Party's Representatives. All other tangible Information will be destroyed and any oral Information will continue to be subject to the terms of this Agreement. After written request by the Disclosing Party, the Receiving Party shall provide to the Disclosing Party reasonable assurance in writing that the Receiving Party has complied with its obligations under the preceding sentences of this Paragraph 3.

            4. If the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law, regulation, court or administrative order or other legal process or by the rules or regulations of any applicable self-regulatory organization, including, without limitation, the Nasdaq Stock Market, to disclose any Information, the Receiving Party will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. If no such protective order or other remedy is obtained within a reasonable period of time, or if the Disclosing Party does not waive compliance with the terms hereof, the Disclosing Party shall be deemed to consent to the disclosure of, and the Receiving Party will furnish, only the portion of Information that the Receiving Party is legally required to disclose, or is


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required to disclose pursuant to the rules and regulations of any applicable self-regulatory organization, including, without limitation, the Nasdaq Stock Market, and the Receiving Party agrees to exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such disclosed Information. The Receiving Party shall give the Disclosing Party written notice of Information to be disclosed as far in advance of its disclosure as is reasonably practicable and, upon the Disclosing Party's request and at the Disclosing Party's expense, the Receiving Party shall use its best efforts to obtain assurances that confidential treatment will be accorded to such Information.

            5. For a period of six months from the date hereof, each party will not, and will cause its subsidiaries not to, without the prior written consent of the other party, directly or indirectly solicit for employment or engagement as a consultant, or employ or retain as a consultant, any individual who was employed by the other party or any of its subsidiaries at any time during the period in which the parties evaluate the Transaction and who the party spoke with or became aware of in connection with the evaluation; provided, however, that the foregoing provision shall not prevent either party from employing any such person who contacts such party on his or her own initiative without any direct or indirect solicitation from such party; and provided further, that this Agreement shall not prohibit any advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such persons.

            6. Without the prior written consent of the Board of Directors of the other party, for a period of six months from the date hereof (the "Standstill Period"), each party will not, and will cause its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Act")) not to (and will not, and will cause its affiliates not to, assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or as part of a group, acquire, by purchase or otherwise, any voting securities or securities convertible into voting securities of the other party, or any of the assets or businesses of the other party or otherwise seek to influence or control, in any manner whatsoever (including proxy solicitation or otherwise), the management or policies of the other party, enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing. Each party will not during such period, directly or indirectly, (i) request the other party (or its directors, officers, employees or agents) to amend or waive any provision of this paragraph or (ii) take any action that might require the other party to make a public announcement regarding the possibility of a business combination or other similar transaction. The limitations on each party and its affiliates set forth in this paragraph shall also apply to any entity, assets or business that is distributed to the stockholders of the other party, including any voting or convertible securities representing an interest in any such entity, assets or business, unless such party obtains the prior written consent of the Board of Directors of such entity or business. Notwithstanding the foregoing, if during the Standstill Period, any third party shall publicly announce and thereafter commence a tender or exchange offer which, if


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consummated, would give such third party ownership of 50% or more of the outstanding shares of either party (a "Third Party Offer"), the other party shall be entitled to commence a tender offer (a "Competing Offer") for at least the same number of shares (provided that the Competing Offer provides for a second-step merger yielding a blended purchase price per share which is at least equal to the purchase price per share offered by the third party in the Third Party Offer and in any subsequent second-step merger or acquisition transaction if one is proposed by such third party) and to purchase shares pursuant to such Competing Offer.

            7. Each Receiving Party hereby acknowledges that it is aware, and that it will advise each of its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

            8. Although Information contains information that either party believes to be relevant for the purposes of the evaluation of the Transaction, no representation or warranty as to the accuracy or completeness of Information is made. Neither a Disclosing Party, its affiliates, nor any of its respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Act and the rules and regulations promulgated thereunder, shall have any liability to the Receiving Party or any of the Receiving Party's Representatives relating to or arising from the use or content of Information with respect to the Disclosing Party, its affiliates or their businesses. Only those particular representations and warranties, if any, that are made in a definitive agreement to effect a Transaction when, as and if it is executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

            9. Unless and until a definitive agreement regarding the Transaction has been executed and delivered, neither party will be under any obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement or any written or oral expression with respect to such transaction by any of its Representatives, except for the matters specifically agreed to in this Agreement. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or its Representatives, and to terminate any discussions or negotiations at any time.

            10. Each Receiving Party acknowledges and agrees that money damages would not be an adequate remedy for breach of this Agreement by the Receiving Party or its Representatives and that, without limiting any other rights and remedies available, each Disclosing Party shall be entitled to equitable relief by way of injunction or otherwise if the Receiving Party or such Representatives breach or threaten to breach any of the provisions of this Agreement.


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            11. In order to provide what Buyer believes will be adequate time to complete due diligence, and to negotiate and document the Transaction and in consideration of the time and resources that Buyer will devote to the Transaction, GIGA agrees that, for the period from the date Buyer receives a copy of this letter signed by GIGA (the "Effective Date") through the earlier to occur of (i) the date on which GIGA receives written notice of Buyer's unilateral decision to terminate negotiations regarding the Transaction, or (ii) that date which is 20 days after the Effective Date (in each case, the "Termination Date"), GIGA will not, and will cause its directors, officers, representatives and agents not to, and will not authorize or instruct any of its employees to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or provide any information to, any corporation, partnership or other entity or group (other than Buyer and its designees) concerning any sale of stock by the stockholders of, or any merger or sale of securities or substantial assets of, or any similar transaction involving, GIGA and if it becomes aware that any of its employees is engaged in any of the foregoing will cause them to cease engaging in such activities; provided, however, that nothing herein shall prohibit any such person from taking any such action to the extent the Board of Directors of GIGA is advised by counsel that such action must be taken in order to fulfill the fiduciary duties of the Board of Directors of GIGA.

            12. This Agreement shall terminate and expire on the earlier of the date on which the Transaction is consummated and one year from the date hereof.

            13. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no modifications of this Agreement or waiver of the terms and conditions hereof will be binding, unless approved in writing by each party. Any purported assignment or delegation of any rights or obligations under this Agreement by a party without the prior written consent of the other party shall be void. Subject to the foregoing, this Agreement and each of the covenants, terms, provisions and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, legal representatives, and permitted assigns.

            14. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, and no single or partial exercise thereof will preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

            15. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.


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            Please confirm that the foregoing accurately sets forth our agreement by signing and returning to the undersigned the enclosed copy of this Agreement.


                                     Very truly yours,

                                     GIGA INFORMATION GROUP, INC.



                                     By: /s/ Victoria M. Lynch
                                         --------------------------------------
                                         Name:  Victoria M. Lynch
                                         Title: Senior Vice President and
                                                Chief Financial Officer

ACCEPTED AND AGREED TO:


FORRESTER RESEARCH, INC.


By:   /s/ Timothy J. Moynihan
   ------------------------------------
   Name:  Timothy J. Moynihan
   Title: General Counsel



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